CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.com www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Increases Quarterly Dividend

Indiana, Pa. - October 16, 2018 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank with locations in Pennsylvania, Ohio and New York, declared a $0.27 per share cash dividend at its regular meeting held October 15, 2018. This is an increase of 23%, or $0.05 per share, compared to a dividend of $0.22 per share declared in the same period last year and an increase of 8.0%, or $0.02 per share, compared to a dividend of $0.25 per share declared in the prior quarter.
The annualized yield using the October 15, 2018 closing price of $39.44 is 2.7%. The dividend is payable November 15, 2018 to shareholders of record on November 1, 2018.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $7.1 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902, and operates locations in Pennsylvania, Ohio and New York. For more information visit www.stbancorp.com or www.stbank.com.